Exhibit 99.2
The RealReal First Quarter 2022 Stockholder Letter
May 10, 2022

Dear Stockholders,

We are pleased to report better than anticipated financial results for the first quarter of 2022. Our solid top-line growth is notable given the COVID-related staff absences at our Authentication Centers early in the quarter, which negatively impacted the time for processing and launching products on our website. We have since fully recovered to prior staffing levels in our Authentication Centers, and the increased supply drove strong top-line results. Also, we delivered meaningful operating expense leverage on both fixed and variable costs. Therefore, during the quarter, we met or exceeded all three elements of the financial guidance we provided for first quarter results.

For the first quarter of 2022, we generated gross merchandise value (GMV) of $428 million, a year-over-year increase of 31%. We experienced the highest GMV growth rates in women’s apparel and women’s shoes, contrary to some reported industry trends. GMV growth during the quarter was driven by a 27% increase in orders as well as a 3% year-over-year increase in average order value (AOV). While GMV from repeat buyers was 85% (compared to 84% in the first quarter of 2021), total active buyers reached 828,000, increasing 21% year-over-year. The elevated repeat rate helps us to drive down our Buyer Acquisition Cost over time.

Total revenue in the first quarter of 2022 was up 48% year-over-year to $147 million. Direct revenue contributed more to overall growth due to higher than expected sell-through of company-owned inventory. During the first quarter of 2022, our Adjusted EBITDA was $(35.3) million, or (24)% of revenue, compared to $(35.6) million, or (36)% of revenue in the first quarter of 2021.

We ended the first quarter of 2022 with $361 million of cash on hand. At the end of the first quarter of 2022, our company-owned inventory totaled $73.7 million, derived from three main sources: company purchases of vendor inventory, out-of-policy returned items, and “get paid now” inventory (consignor goods that are bought up front). We intend to limit the amount of company-owned inventory in the future, focusing more on our consigned business model.

During the first quarter of 2022, we hosted an Investor Day at our Authentication Center in Phoenix, Arizona. The day was a great success, enabling us to showcase our technology innovations in operations and detail our long-range financial targets in Vision 2025. During the management presentation, virtual and in-person Investor Day attendees heard from The RealReal management team as we explained our proprietary machine learning (ML) and artificial intelligence (AI) models that assist our authenticators in predicting item authenticity — which we believe improves efficiency, efficacy and unit economics. We also discussed during Investor Day our proprietary pricing algorithms, which help us to increase average selling prices (ASPs) on like-for-like items. We were pleased with the Investor Day and recommend that you visit our Investor Relations website to watch a replay of the event (available at investor.therealreal.com/news-events/events).

Based on market conditions as of May 10, 2022, we are providing guidance for second quarter of 2022 GMV, total revenue and Adjusted EBITDA, which is a non-GAAP financial measure. Additionally, we are pleased to confirm our full year 2022 guidance (restated below for convenience):

	Q2 2022	Full Year 2022
GMV	$450 - $470 million	$2,000 - $2,100 million
Total Revenue	$150 - $160 million	$635 - $665 million
Adjusted EBITDA	$(33) - $(29) million	$(100) - $(80) million

Notably, we continue to project that The RealReal will be profitable on a full year Adjusted EBITDA basis in 2024 and we are on track to attain our Vision 2025 targets. These targets and projections rely on a number of assumptions, including (1) continued top-line growth of at least 30 percent, (2) operational excellence with improved variable cost productivity, and (3) a disciplined approach to fixed cost management. We note that The RealReal delivered on all three of these elements in our first quarter 2022 results.

Despite the uncertainty surrounding recent geopolitical events and macroeconomic trends, we continue to see strong demand in our business. As inflation has ramped and prices have increased in the primary (i.e. new goods) luxury market, we believe The RealReal is a demonstrated value option offering unique and highly-coveted products within the luxury goods space. We believe we are positioned for a strong 2022 and to achieve our Vision 2025 targets due to multiple factors including the following: (1) a large total addressable market propelled by consumer demand for sustainability; (2) our position as the leader in a nascent industry; and (3) our deep competitive moat as a full-service, technology-driven marketplace with more than 27 million highly engaged members. We believe these factors, many of which differentiate us from our peers, provide a long runway for profitable growth at The RealReal.
Executive Summary & Key Takeaways

▪Results for First Quarter of 2022 Better Than Anticipated: Today, we reported strong financial results for the first quarter of 2022. We are encouraged by the solid top-line growth despite COVID-related operational disruptions early in the first quarter, and pleased with the operating expense leverage on both fixed and variable costs.

▪Completed a Successful Investor Day: During the first quarter, we hosted our Investor Day at our Authentication Center in Phoenix. During the event we demonstrated and explained our expanded use of technology in operations, including in authentication and dynamic pricing, and detailed our long-range financial targets for Vision 2025.

▪Guidance for Second Quarter of 2022: Today, we confirmed our full-year 2022 guidance and provided forward-looking financial guidance for the second quarter of 2022, evidencing a strong outlook for the balance of 2022.

▪Timeline to Profitability and Vision 2025 Targets: We believe we are on track to achieve Adjusted EBITDA profitability on a full year basis in 2024 and our Vision 2025 targets. To accomplish these goals, we expect to continue to grow revenue, improve our variable cost structure, and control our fixed costs.

Environment, Social and Governance (ESG) Update

ESG plays a critical role in our business and our culture at The RealReal. As a result, we continue to enhance our internal processes and external reporting with oversight from our Board of Directors in this crucial area.

On the sustainability front, we are proud of our broader social impact through our mission to extend the life of luxury and create a more sustainable future. In addition to being a thought leader and advocate, we are proud to enable the circular economy. We firmly believe that The RealReal can deliver on our commitment to be a responsible steward to the environment, to our employees and to our communities. We are proactively educating consumers about how they can reduce their environmental footprint by participating in the circular economy and measure the positive impact that the recirculation of luxury goods has on the environment. Additionally, since our last stockholder letter, the Sustainability Task Force presented to the Corporate Governance and Nominating Committee of the Board of Directors at The RealReal.

We encourage you to learn more about our ESG efforts by visiting the Social Impact section of our Investor Relations site at investor.therealreal.com/social-impact and our diversity and inclusion website at therealreal.com/trr/diversity.

In closing, we want to thank our entire team at The RealReal for their hard work in delivering a strong start to 2022. We look forward to continuing on our path of growth and progress toward profitability throughout the balance of 2022.

Importantly, we want to thank our more than 27 million members as they join us on our mission to extend the life of luxury and make fashion more sustainable.

Sincerely,

Julie Wainwright

Robert Julian

Exhibit 99.2
Forward Looking Statements
This stockholder letter contains forward-looking statements relating to, among other things, the future performance of The RealReal that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating and financial results, including our strategies, plans, commitments, objectives and goals, in particular in the context of the impacts of recent geopolitical events and uncertainty surrounding macro-economic trends, inflation and the COVID-19 pandemic, and our financial guidance, timeline to profitability, 2025 vision and long-range financial targets and projections. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, the impact of the COVID-19 pandemic on our operations and our business environment, any failure to generate a supply of consigned goods, pricing pressure on the consignment market resulting from discounting in the market for new goods, failure to efficiently and effectively operate our merchandising and fulfillment operations, labor shortages and other reasons.
More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investor.therealreal.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.
Non-GAAP Financial Measures
To supplement our unaudited and condensed financial statements presented in accordance with generally accepted accounting principles ("GAAP"), this stockholder letter and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA as a percentage of total net revenue ("Adjusted EBITDA Margin"), free cash flow, non-GAAP net loss attributable to common stockholders, non-GAAP net loss per share attributable to common stockholders, basic and diluted. We have provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in this earnings release.
We do not, nor do we suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that non-GAAP financial measures we use may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies, including other companies in our industry.
Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure as an overall assessment of our performance, to evaluate the effectiveness of our business strategies and for business planning purposes. Adjusted EBITDA may not be comparable to similarly titled metrics of other companies.
We calculate Adjusted EBITDA as net loss before interest income, interest expense, other (income) expense net, provision (benefit) for income taxes, depreciation and amortization, further adjusted to exclude stock-based compensation, employer payroll tax on employee stock transactions, and certain one-time expenses. The employer payroll tax expense related to employee stock transactions are tied to the vesting or exercise of underlying equity awards and the price of our common stock at the time of vesting, which may vary from period to period independent of the operating performance of our business. Adjusted EBITDA has certain limitations as the measure excludes the impact of certain expenses that are included in our statements of operations that are necessary to run our business and should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.
In particular, the exclusion of certain expenses in calculating Adjusted EBITDA and Adjusted EBITDA Margin facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of stock-based compensation and the related employer payroll tax on employee stock transactions, excludes an item that we do not consider to be indicative of our core operating performance. Investors should, however, understand that stock-based compensation and the related employer payroll tax will be a significant recurring expense in our business and an important part of the compensation provided to our employees. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

The following table reflects the reconciliation of net loss to Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenue for each of the periods indicated (in thousands):

	Three Months Ended March 31,
	2022	2021
Total revenue	$146,700	$98,817
Adjusted EBITDA Reconciliation:
Net loss	$(57,412)	$(55,993)
Depreciation and amortization	6,364	5,435
Stock-based compensation	12,514	10,919
Payroll taxes expense on employee stock transactions	205	506
Legal settlement	304	288
Interest income	(98)	(87)
Interest expense	2,664	3,296
Other (income) expense, net	139	(17)
Provision for income taxes	—	28
Adjusted EBITDA	$(35,320)	$(35,625)
Adjusted EBITDA (% of revenue)	(24.1)%	(36.1)%

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